Exhibit 23.1

Consent of Independent Auditors

We consent to the inclusion in the Form 8-K/A of K12 Inc. of our report dated September 24, 2019, except as to Note 2(a), which is as of April 3, 2020, with respect to the consolidated balance sheets of Galvanize, Inc. as of December 31, 2018 and 2017, and the related consolidated statements of operations, changes in preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes, which report appears in the Form 8-K/A of K12 Inc. dated April 10, 2020.

/s/ KPMG LLP

Denver, Colorado
April 10, 2020